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EXHIBIT 10c
                            AGREEMENT FOR SERVICES

THIS  AGREEMENT  is  made this _____ day of ________________________, 1995, by and between U S WEST, Inc. a company incorporated under the laws of Colorado with its principal offices at Englewood, Colorado (hereinafter called "Company") and A. Gary Ames, presently residing at Englewood, Colorado (hereinafter called "Employee").

Recognizing that Employee, who is presently employed by Company, has been asked to enter into the Assignment Agreement referred to in Paragraph 13 of this Agreement, Company wishes to assure itself of the continuing availability of the advice and services of Employee in the United States of America and elsewhere outside the United Kingdom and the European Community, upon the terms and conditions set forth in this Agreement for Services.

WHEREAS, Company desires to enter into such Agreement for Services.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein set forth, the parties hereto agree as follows:

1.    SERVICES OF EMPLOYEE AND TERM OF AGREEMENT

Company hereby confirms that it wishes Employee to perform such services as it may designate and Employee hereby confirms that he will perform such services for Company commencing on July 1, 1995 for a term of five (5) years; all on and subject to the terms and conditions contained in this Agreement.

Employee shall be an executive in the U S WEST Media Group, which is currently a division of U S WEST, Inc. In the event U S WEST Media Group becomes incorporated as a legal entity separate from U S WEST, Inc., then U S WEST's rights and obligations under this Agreement shall automatically be assigned to such new corporate entity. On behalf of the Company, Employee shall perform the following:

Outside the United Kingdom, the European Community and the United States, Employee shall be responsible for the management of U S WEST's telephone, cable, directory publishing and wireless communication investments on a worldwide basis, but not including any such investments or operations situated within the United Kingdom or the European Community.

Within the United States, Employee will consult with U S WEST Media Group on telecommunications investments situated within the United States

All fundamental policy decisions affecting the business activities of Company in which Employee participates as an executive of U S WEST Media Group pursuant to this Agreement shall be made outside the United Kingdom of Great Britain. Nothing herein shall authorize Employee to obligate Company or contract on behalf of Company while in the United Kingdom of Great Britain.

At any time during the term of this Agreement, Company may reassign Employee to a new position comparable or superior in terms of remuneration and responsibility to the position under this Agreement.

2.    HOURS AND PLACES OF EMPLOYMENT

Employee's services will be rendered primarily in the United States of America and elsewhere as required, but not within the United Kingdom. Employee may be required to travel on Company's business to such places as the duly authorized officers of Company shall designate. Employee shall, subject to the provisions of Paragraph 13, devote such time and attention of his duties under this Agreement, both within and outside normal working hours, as shall reasonably be required by Company.

3.    COMPENSATION

     a.    Base Salary

Employee's annual base salary under this Agreement shall be One Hundred Forty Seven Thousand, and 00/100 Dollars ($147,00.00), which may be increased at the Company's discretion. Base salary will be paid on a bi-weekly basis and will reflect a base pay amount of Five Thousand Six Hundred Fifty Three and 85/100 ($5,653.85) before deduction for taxes and allowances.

b.    Short Term Bonus

Employee will be eligible to participate in the short term bonus plan at sixty percent (60%) target of his base pay according to the performance of the Company and Employee's performance of services for and on behalf of the Company Payout schedule is according to plan provisions. Payment of this bonus is conditioned on Employee performing services under this Agreement for the full twelve (12) month period on which the bonus is based. If Employee is transferred to another U S WEST entity during a salary year, a prorated portion of the short term bonus will be paid.

c.    Long Term Incentive Plans

Employee will continue to participate in both the U S WEST Long Term Incentive Plan and the U S WEST Stock Option Plan. Target opportunities under both of these plans, to the extent they exist, will continue to be at or above the level they are as of the date of execution of this Agreement. Actual awards under both of these plans will continue to be based on performance and subject to the discretion of the CEO and the approval of the Human Resources Committee of the Board of Directors. Actual awards may, therefore, differ from the target opportunities. In the event either plan is amended or eliminated, the long term target opportunity under any new plan or combination of plans will be equivalent to the target opportunities in force, if any, as of the date of execution of this agreement. Actual awards under any future plan or combination of plans will be based on performance and subject to the discretion of the CEO and the approval of the Human Resources Committee of the Board of Directors. In determining any new long term target opportunity, it may be necessary to attribute a value to current target opportunities to the extent they exist. In this event, generally accepted projections of U S WEST's financial performance and/or stock price may be used in addition to a Black-Scholes option pricing model.

4.    BENEFITS

Employee will be eligible to participate in the following U S WEST benefit plans:

    Business Travel & Accident Plan
    Executive Short Term Disability
    Executive Long Term Disability
    Health Care (Medical, Dental and Vision)
    Life Insurance and Executive Supplemental Insurance
    Pension Plan and Executive Non-Qualified Executive Pension Plan Savings Plan for Salaried Employees
    Workers' Compensation

Compensation used to calculate the amounts of these benefits will be consistent with Company plan provisions. Certain elements of compensation, such as the award shares and options under the Long Term Incentive Plan, are specifically excluded from the definition of compensation for benefits purposes.

In no event will Employee receive benefits under employee benefit plans sponsored by U S WEST, Inc. (whether executive level programs or otherwise) which, on a combined basis, would exceed the benefits Employee would have otherwise received had he been employed solely by Company, with a salary, long term incentive and short term incentive equal to the combined salaries, long term incentive and short term incentives Employee receives pursuant to this Agreement and the Assignment Agreement referred to in Paragraph 13.

In the event U S WEST Media Group elects to participate in a pension plan other than the U S WEST Pension Plan and the associated U S WEST Executive Non-Qualified Pension Plan, the Company will provide Employee with a total benefit which shall be no less than the benefit that would have been provided had Employee continued participation in the U S WEST Management and Executive Non Qualified Pension Plans.

The benefit will be composed of four parts:

1) The U S WEST Qualified Pension Benefit ( i.e., from the U S WEST Management Pension Plan);

2) The U S WEST Non Qualified Pension Benefit (i.e., from the U S WEST Executive Non Qualified Pension Plan);

3) The U S WEST Media Group Qualified and Non Qualified Pension Benefits (these plans currently do not exist and may never exist); and

4) If necessary, an additional benefit which shall, when combined with the above three benefits, provide a total benefit equal to that which you would have received had you remained only in Plans 1 and 2 during the Assignment Term.

The definition of "eligible pay" to be applied in this calculation will be identical to that contained in the existing U S WEST Pension Plans (i.e., 1 & 2 above). Any additional benefit paid pursuant to number 4, above, will be in a lump sum paid out of operation funds of the Company.

Pension calculations described in this Agreement will assume a minimum age of 55 years which results in no age-related discount. However, actual years of service will be used in the benefit calculation.

5.    DEFERRAL PLAN

Employee may defer a portion of all Company source salary under the U S WEST Senior Management Deferred Compensation Plan.

6.    VACATION

Employee shall be entitled to an annual vacation not to exceed six (6) weeks during each complete year of employment.

7.    EXPENSES

Reasonable expenses incurred by Employee for travel, entertainment and other business activities in connection with duties under this Agreement shall be reimbursed to Employee in the manner prescribed by Company.

8.    INVOLUNTARY TERMINATION

As part of this Agreement, Employee agrees to execute to be bound by the terms of the Executive Severance Agreement attached hereto and made a part of this Agreement by this reference. If Employee's employment with U S WEST were to sever for any reason defined as "Discharge from Employment" in the Executive Severance Agreement, then he will become eligible, at his choice, for either:

(a) "Severance Benefits" pursuant to the Executive Severance Agreement (less severance amounts paid or payable to Employee from any other U S WEST company), if all other conditions for such Severance Benefits are met, or

(b) Total severance benefits equal to the Employee's then current salary pursuant to this Agreement, multiplied by a factor of 3.33, multiplied by the number of whole and fractional years remaining in the Term of this Agreement, but less any severance amounts paid or payable to Employee from any other U S WEST company. As a condition to receipt of severance benefits under this provision Executive must sign a "Waiver and Release" as that term is defined in the Executive Severance Agreement.

The parties understand and agree that the phrase, "Discharge from Employment," shall not include Employee's retirement from or cessation of employment with the Company upon the completed performance of the five year term of this Agreement in accordance with the provisions of this Agreement.

The parties acknowledge that Employee has entered into a separate Assignment Agreement (more fully described in Paragraph 13, below, here referred to as the "Expatriate Assignment"). In the event employment under the Expatriate Assignment ceases, either (1) upon completion of the initial term of the Expatriate Assignment, without extension thereof having been offered by U S WEST, or (2) during the term of this Agreement for any reason defined as "Discharge from Employment" (as that language is used in this section), then Employee may, at his option, resign his employment pursuant to this Agreement and be deemed to be "Discharged from Employment" for purposes of eligibility for severance benefits provided under this Agreement.

Since Employee is currently service pension eligible, in the event of his retirement he would ordinarily be eligible for the continued vesting of any unvested stock options he may hold, and would ordinarily have until the expiration date of the option within which to exercise them. This is referred to here as "the policy for retirees." If Employee severs under alternative
(b), above, the policy for retirees will apply.

If Executive chooses "Severance Benefits" pursuant to the Executive Severance Agreement, his stock options will be handled in accordance with the terms of the Executive Severance Agreement.

The severance arrangements under this provision in part are in recognition of Employee's long and dedicated service for more than 27 years to the Company, its predecessors and affiliates.

   CONFLICTS OF INTEREST AND COMPLIANCE WITH POLICIES AND LAWS

Employee agrees that during his employment with Company, he will not engage in any employment or business enterprise that would in any way conflict with his service and the interests of Company. He also agrees he will comply with all U S WEST policies, including the U S WEST Code of Business Ethics and Conduct and the U S WEST Code of International Business Conduct, and with all applicable laws, including the Modification of Final Judgment, the Civil Enforcement Consent Order and the Enforcement Order.

   COMPANY INFORMATION AND NON-SOLICITATION

Unless authorized in writing or instructed by Company or required by legally_constituted authority, Employee will not, except as required in the conduct of the business of Company, during or after his employment, disclose to others or use any of Company's inventions or discoveries or secret or Confidential Information, knowledge, or data (including, but not limited to, technical, marketing, financial and business information or other information of value to competitors), to which Employee had access or received or prepared or caused to be prepared in connection with his services under this Agreement.
 Employee covenants and agrees that for a period of three years after his employment with the Company has ended, Employee shall not, without the written consent of either the CEO of U S WEST Media Group or the CEO of U S WEST, Inc., seek, solicit or try to obtain, directly or indirectly the business or professional services of any current employee of the Company. For purposes of this provision, "current employee of the Company" means an individual who is in the employ of the Company at the time Employee's employment with the company ends, or who was in the employ of the Company at any time during the twelve months prior to the time Employee's employment with the Company ends.

   DISPUTE RESOLUTION

Any dispute arising between Employee and Company with respect to the performance or interpretation of this Agreement shall be submitted to arbitration in the State of Colorado, for resolution in accordance with the rules of the American Arbitration Association, modified to provide that the decision of the arbitrator shall be binding on the parties, shall be furnished in writing separately and specifically stating the findings of fact and conclusions of law on which the decision is based, and shall be rendered within ninety (90) days following the impanelment of the arbitrator. In the event of arbitration, the cost of arbitration shall be borne equally by the parties. The arbitrator will be selected in accordance with the rules of the American Arbitration Association. Following a decision by the arbitrator, the successful party will be reimbursed by the other party for all costs or fees paid by the successful party to the American Arbitration Association in relation to the dispute under this Agreement.

   GOVERNING LAW

This Agreement and the relationship of the parties in connection with the subject matter of this Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

   ENTIRE AGREEMENT

This Agreement constitutes the entire agreement with respect of Employee's services for Company to be rendered primarily in the United States of America and his remuneration therefrom. It is acknowledged that Employee has entered into an Assignment Agreement relating to Employee's services in the United Kingdom of Great Britain and Northern Ireland. The parties hereto have agreed that, in the case of conflict, the performance of Employee's duties under that Assignment Agreement shall take precedence over the performance of Employee's duties under this Agreement. The parties hereto expressly agree that Employee's services under this Agreement shall not be terminated or affected in any way, and Employee's remuneration under this Agreement shall not be changed, by the termination for any reason whatsoever of Employee's employment under such Assignment Agreement, the intent being that each employment shall be separate from, and independent of, the other.


IN WITNESS WHEREOF, Company has caused this Agreement to be signed by a duly authorized officer and Employee has hereunto set his hand the day and year first written above.


U S WEST, INC.     A. GARY AMES


By:____________________________     _______________________________
     Charles M. Lillis
     Executive Vice President